Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Altria Group, Inc. of our report dated March 14, 2023 relating to the financial statements and the effectiveness of internal control over financial reporting of Anheuser-Busch InBev SA/NV which appears in Anheuser-Busch InBev SA/NV’s 20-F, and is incorporated by reference in Altria Group, Inc.’s Annual Report on Form 10-K/A Amendment No. 1 for the year ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Diegem, Belgium, October 26, 2023

PwC Bedrijfsrevisoren BV / Reviseurs d’Entreprises SRL

Represented by

/s/ Koen Hens

Koen Hens

Statutory Auditor